Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-152146 and 333-163208 on Form S-8 and Registration Statement No. 333-163347 on Form S-3 of our report dated September 27, 2012, relating to the financial statements of pSivida Corp., appearing in this Annual Report on Form 10-K of pSivida Corp. for the year ended June 30, 2012.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 27, 2012